CarMax Names Edgar H. Grubb to Board of Directors

RICHMOND, Va., January 26, 2007 - CarMax, Inc. (NYSE:KMX) today announced the appointment of Edgar H. Grubb to its board of directors, expanding the board to 13 members. Mr. Grubb, retired executive vice president and chief financial officer of Transamerica Corporation, will serve until the June 2007 annual meeting, at which time he will stand for election by shareholders. He will initially serve on the audit committee.

Mr. Grubb, 67, joined Transamerica, a leading insurance and financial services company, in 1989, and he became chief financial officer in 1993. He retired from Transamerica in 1999. From 1986 to 1989, he was chief financial officer for Lucky Stores, Inc. In 1972, he joined Crown Zellerbach Corporation, where he held a number of financial and operating positions, including tenures as president of Zellerbach Paper Company and vice president and general manager of the Consumer Products Division. In 1982, he was promoted to senior vice president and chief financial officer of Crown Zellerbach. Mr. Grubb began his professional business career in 1968 with the public accounting firm of Coopers & Lybrand.

Mr. Grubb earned a bachelor’s degree in accounting from Pennsylvania State University and an MBA from California State University at Fullerton. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He is a member of the board of directors of the California State Automobile Association (CSAA), its insurance affiliate, and ACA, Inc., which is a partnership of the Northern California, Arizona, Oklahoma, and Mountain West AAA clubs. He also works with several private companies as an advisory director.

“We are delighted to have Ed join our board of directors,” said Tom Folliard, president and chief executive officer of CarMax. “We are very fortunate to have the benefit of Ed’s extensive financial, retail, and operational expertise. In addition, his qualification as an audit committee financial expert will enhance the depth and strength of our board. We look forward to his contribution to CarMax as a director.”

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 74 used car superstores in 35 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended November 30, 2006, the company sold 323,570 used cars, which is 94% of the total 342,482 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

###

Contacts:
Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197